Exhibit 99.1

Redpoint Bio Provides Update on its All-Natural Sweetness Enhancer, RP44

RP44 is Reb-C, derived from the Stevia plant

EWING, N.J., January 12, 2010 (BUSINESS WIRE) — Redpoint Bio Corporation (OTCBB:RPBC), a company focused on the development of healthier foods and beverages and new approaches to the treatment of diabetes and obesity, today disclosed that its all-natural sweetness enhancer, RP44, is Reb-C (rebaudioside C), a component of the stevia plant.

Native to South America, extracts of the leaves of the stevia plant have been used as sweeteners around the world for hundreds of years.  More recently, a purified component of stevia known as Reb A has received regulatory approval in the United States and elsewhere and we believe its popularity as an all-natural non-caloric sweetener is increasing.

Unlike Reb A, RP44 is not a sweetener; rather, it is a sweetness enhancer.  A sweetness enhancer imparts no sweet taste of its own when used in a product. Sweetness enhancers act by amplifying the existing sweet taste of caloric sweeteners such as sugar or high fructose corn syrup. We believe this will enable the development of food and beverage products that require reduced amounts of caloric sweeteners while still retaining the “clean sweet taste” associated with a fully sugared product.  Redpoint had filed patent applications covering the sweetness enhancing effect of RP44.

Redpoint first announced that it had identified RP44, an all-natural sweetness enhancer, in June 2009. Since that time Redpoint has scaled production of RP44, allowing more complete characterization of RP44’s properties in model food and beverage applications.

25-50% Reductions In Caloric Sweetener Content

Recent tests continue to demonstrate that RP44 enables the reduction of up to 25% of the caloric sweetener content in various product prototypes, while still maintaining the taste quality of the fully sweetened product.  These enhancement results have been demonstrated by using RP44 in combination with several common sweeteners including sucrose (sugar), fructose and high-fructose corn syrup. Additional taste tests have demonstrated that when RP44 is used in combination with Reb A, the caloric content in product prototypes can be reduced by up to 50%, while still maintaining the taste quality of the fully sweetened product. This result suggests that RP44 could add flexibility to all-natural sweetener blends in reduced-calorie sweetener systems. The worldwide sweetener market is estimated to be in excess of $50 billion with sugar being the second most common ingredient used in food and beverages after water.

Ray Salemme, Redpoint’s CEO commented, “We believe that consumers, and especially parents, who are aware of the potential long range consequences and chronic poor health that often correlates with obesity, are increasingly concerned about what they and their children eat. Many popular foods like fruit juices and other soft drinks, sweet snacks, cereals, sweetened milk products, and other common food items presently contain lots of excess calories in the forms of fructose, sucrose, and high fructose corn syrup. We believe that reduced-calorie all-natural sweetener systems are an important investment in the future health of our children by addressing at least one important aspect of their nutrition - too much sugar in the diet.”

Redpoint believes RP44 has excellent potential for achieving GRAS status, due to its long history of human exposure as a component of stevia and its similarity to Reb A, which has already undergone extensive safety studies. The GRAS (Generally Recognized as Safe) determination/notification process requires extensive testing to ensure safety in use and usually takes 12-18 months to complete.

RP44 is currently derived from material found in the side stream of the Reb A production process. Redpoint is in discussions with suppliers of Reb A to determine the economics and manufacturing process necessary to extract and produce RP44 on a scale large enough to conduct safety studies and facilitate commercialization.  The Company continues to evaluate commercial partnering strategies and has provided RP44 to several major ingredient suppliers and food and beverage companies which are evaluating RP44 in their own taste systems.  There can be no assurance that RP44 can be produced in large scale on an economically viable basis or that the Company will consummate collaborations with commercial partners.

Redpoint sees an important potential role for RP44 in all-natural reduced-calorie products.  Numerous scientific studies suggest a compelling link between the high levels of refined sugar found in common food and beverage products and the worsening epidemic of obesity and diabetes worldwide. Health and wellness trends continue to be major market drivers for the food and beverage industry, creating consumer demand for natural solutions that can preserve the clean sweet taste of sugar while reducing calories.

About Redpoint Bio Corporation

Redpoint’s understanding of the biology of taste and its relationship to metabolism, satiety, and diabetes impact both the development of healthier foods and potentially, new approaches for treating diabetes and obesity. Redpoint is developing taste modulators for the food and beverage industry with the aim of enhancing sweet and savory flavors in food and beverage products which can lead to reductions in added sugar and salt. The development of healthier and more tasteful food can contribute to improving the overall health of the world’s population, since many modern diseases are related to excess dietary sugar and salt. Recent scientific research suggests that many of the same taste-signaling components found on the tongue are also expressed as part of a nutrient-sensing system located in the gastrointestinal tract which could lead to new opportunities for the discovery of novel diabetes or obesity therapeutics.  For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, the uncertain economic viability of production of RP44 on a commercial scale, the Company’s inability to enter into a collaborative arrangement with a commercialization partner for RP44, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Lee M. Stern 646-378-2922

or

Redington, Inc.
Thomas Redington, 212-926-1733